Exhibit (a)(5)(N)

ELLISON GUARANTEE

This GUARANTEE, dated as of [ ● ] (this “Ellison Guarantee”), sets forth the terms and conditions of the guarantee of each of The Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended (the “Trust”) and Mr. Lawrence J. Ellison (“L. Ellison”) in favor of Warner Bros. Discovery, Inc., a Delaware corporation (the “Guaranteed Party”). Each of the Trust and L. Ellison is referred to herein, individually, as a “Guarantor” and, collectively, as the “Guarantors.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

1.	irrevocable Guarantee.

1.1.            To induce the Guaranteed Party to enter into the Agreement and Plan of Merger among the Guaranteed Party, Paramount Skydance Corporation, a Delaware corporation (“Paramount”), and Prince Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which Paramount will, directly or indirectly, acquire the Guaranteed Party (the “Merger Agreement”), the Guarantors (jointly and severally), intending to be legally bound, as primary obligor and not merely as a surety, hereby absolutely, irrevocably and unconditionally guarantee to the Guaranteed Party the due and punctual payment, performance and discharge by Paramount and Merger Sub, if and when due pursuant to or in connection with the Merger Agreement of:

1.1.1.            $40,400,000,000 funding of the Merger Consideration immediately prior to the Closing through the subscription of the Subscribed Shares (as defined in the Subscription Agreement) pursuant to that certain Subscription Agreement, dated [ ● ], by and among Paramount, the Trust, and L. Ellison (the “Subscription Agreement”) (it being understood that the failure of the Closing to occur as a result of any breach by Paramount or Merger Sub of the Merger Agreement shall not limit the ability of the Guaranteed Party to seek to enforce these obligations against the Guarantors hereunder so long as the Guaranteed Party is also concurrently seeking to cause the Closing to occur in accordance with the terms of the Merger Agreement); and

1.1.2.            (x) any monetary damages payable by Paramount or Merger Sub under the Merger Agreement or (y) the Regulatory Termination Fee and any other costs and expenses that become payable under Section 8.3(c) of the Merger Agreement (such obligations, together with the obligations specified in Section 1.1.1, the “Guaranteed Obligations”).

1.2.            This Ellison Guarantee may be enforced only for performance of the Guarantors’ obligations hereunder, including for the payment of money. All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

1.3.            If Paramount or Merger Sub fails to pay all or any portion of the Guaranteed Obligations when due under and in accordance with the Merger Agreement, the Guarantors’ liability to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall, on the Guaranteed Party’s demand, become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder to collect the unsatisfied Guaranteed Obligations from the Guarantors. Each Guarantor acknowledges and agrees that this Ellison Guarantee is being delivered as a condition and inducement to the Guaranteed Party’s willingness to enter into the Merger Agreement, and that the Guaranteed Party is entering into the Merger Agreement in reliance upon the execution of this Ellison Guarantee.

1.4.            The Guaranteed Party hereby agrees that the Guarantors shall not have any obligation or liability to any Person under this Ellison Guarantee or the Merger Agreement other than as and to the extent expressly set forth in this Ellison Guarantee.

1.5.            In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against each Guarantor for all or a portion of the unsatisfied Guaranteed Obligations, regardless of whether any such action is brought against Paramount, Merger Sub, the other Guarantor or any other Person, or whether Paramount, Merger Sub, the other Guarantor or any other Person is joined in any such action or actions (provided the Guaranteed Party may not recover more than once in respect of the same Guaranteed Obligation). The Guaranteed Party shall not be required to proceed against Paramount or Merger Sub first before proceeding against any Guarantor, and any failure by the Guaranteed Party to pursue such rights and remedies it may have against Paramount or Merger Sub or to collect any payments from Paramount or Merger Sub shall not relieve the Guarantors of any liability hereunder.

2.	nature of the guarantee.

2.1.            Each of the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing (except in the case where this Ellison Guarantee is terminated in accordance with Section 8 hereof). Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Paramount or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to a Guarantor for any reason whatsoever (other than circumstances where a Guarantor is not liable to make such payment), this Ellison Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantors shall remain liable hereunder for the Guaranteed Obligations as if such payment had not been made. This Ellison Guarantee is an absolute, unconditional and irrevocable guarantee of payment and not of collection. Notwithstanding any other provision of this Ellison Guarantee, the Guaranteed Party hereby agrees that each Guarantor may assert as a defense to or release or discharge of, any payment by such Guarantor under this Ellison Guarantee, any claim, set-off, deduction, defense or release that Paramount or Merger Sub could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement (other than (i) any defense, claims, set-off, deduction or release based on lack of authority of Paramount or Merger Sub or any other defense that would not exist if the representations or warranties of Paramount and Merger Sub under the Merger Agreement were true and correct, or (ii) any defense based on any insolvency, bankruptcy, reorganization or other similar case or proceeding involving Paramount, Merger Sub or either Guarantor or principles of fraudulent conveyance).

3.	CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

3.1.            Each of the Guarantors agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of either Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Paramount, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement, without in any way impairing or affecting the Guarantors’ respective obligations under this Ellison Guarantee or affecting the validity or enforceability of this Ellison Guarantee. The liability of each Guarantor under this Ellison Guarantee shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (except in the case where this Ellison Guarantee is terminated in accordance with Section 8 hereof): (a) any amendment or modification of the Merger Agreement made in accordance with the terms thereof, or the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy under the Merger Agreement or in respect of the Guaranteed Obligations (with or without notice to such Guarantor); (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any extension, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (including with respect to the Guaranteed Obligations) made in accordance with the terms thereof; (c) any lack of validity, legality or enforceability of the Merger Agreement; (d) any change in the legal existence, structure or ownership of Paramount, Merger Sub, any Guarantor or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Paramount, Merger Sub or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right that the Guarantors may have at any time against Paramount, Merger Sub, the Guaranteed Party or any other person, whether in connection with the Guaranteed Obligations or otherwise (other than as expressly provided herein); (g) any default by Paramount or Merger Sub under the Merger Agreement or any default by the other Guarantor hereunder; (h) any change in law; (i) the addition, substitution, discharge or release of any person in respect of the transactions contemplated by the Merger Agreement; or (j) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; provided, however, each Guarantor shall be fully released and discharged hereunder if the applicable Guaranteed Obligations are paid in full as required by the Merger Agreement.

3.2.            Subject to the terms of this Ellison Guarantee and the Merger Agreement, to the fullest extent permitted by applicable law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Ellison Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Paramount or Merger Sub pursuant to the Merger Agreement and notices to the Guarantors pursuant to express provisions of this Ellison Guarantee), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable law now or hereafter in effect, any right to require the marshalling of assets of Paramount, Merger Sub, the other Guarantor or any other person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than (i) defenses to the payment of Guaranteed Obligations that are available to Paramount or Merger Sub under the Merger Agreement, (ii)  payment in full of the Guaranteed Obligations as required by the Merger Agreement, or (iii) Fraud or Willful Breach by the Guaranteed Party). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Ellison Guarantee are knowingly made in contemplation of such benefits.

3.3.            Each Guarantor hereby absolutely, unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Paramount, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of such Guarantor’s obligations under or in respect of this Ellison Guarantee or any other agreement in connection therewith (subject to the limitations set forth herein), including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Paramount, Merger Sub or such other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Paramount, Merger Sub or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and such Guarantor shall not exercise any such rights unless and until the Guaranteed Obligations (subject to the limitations set forth herein) shall have been paid in full. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantors under this Ellison Guarantee (which shall be subject to the limitations set forth herein), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the applicable Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the applicable Guarantor under this Ellison Guarantee, whether matured or unmatured, or to be held as collateral for the Guaranteed Obligations thereafter arising.

3.4.            Notwithstanding anything to the contrary contained in this Ellison Guarantee or otherwise, the Guaranteed Party hereby agrees that each Guarantor may assert, as a defense to, or release or discharge of, any payment by such Guarantor under this Ellison Guarantee, any claim, set-off, deduction, defense or release that Paramount or Merger Sub could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement (other than (i) any defense, claims, set-off, deduction or release based on lack of authority of Paramount or Merger Sub or any other defense that would not exist if the representations or warranties of Paramount and Merger Sub under the Merger Agreement were true and correct, or (ii) any defense based on any insolvency, bankruptcy, reorganization or other similar case or proceeding involving Paramount, Merger Sub or either Guarantor or principles of fraudulent conveyance).

4.	No Waiver; Cumulative Rights.

4.1.            No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. Nothing in this Ellison Guarantee shall limit in any way the right of the Guaranteed Party to seek (and, if applicable, obtain) any equitable relief under, and subject to the limitations in, the Merger Agreement.

5.	REPRESENTATIONS AND WARRANTIES; covenant.

5.1.            The Trust hereby represents and warrants to the Guaranteed Party that:

5.1.1.            the Trust is duly established and validly existing under the laws of its jurisdiction of organization;

5.1.2.            the Trust has all necessary organizational power and authority to execute and deliver this Ellison Guarantee and to perform its obligations hereunder;

5.1.3.            the Trust has, and will continue to have for so long as this Ellison Guarantee is in effect, the financial capacity to pay and perform its obligations under this Ellison Guarantee, taking into account its obligations hereunder and all of its other obligations, and all funds necessary for the Trust to fulfill its obligations under this Ellison Guarantee (including the Guaranteed Obligations) shall be available to the Trust for so long as this Ellison Guarantee shall remain in effect in accordance with Section 8 hereof;

5.1.4.            the execution, delivery and performance by the Trust of this Ellison Guarantee have been duly and validly authorized by all necessary action and do not contravene any provision of the Trust’s trust agreement or similar organizational documents or any applicable law or any material contractual restriction binding on the Trust or its assets;

5.1.5.            all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Ellison Guarantee by the Trust have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Ellison Guarantee;

5.1.6.            this Ellison Guarantee has been duly and validly executed and delivered by the Trust and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of the Trust enforceable against the Trust in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity); and

5.1.7.            the execution and delivery of this Ellison Guarantee by the Trust does not, and the performance of this Ellison Guarantee by the Trust will not, (i) conflict with or violate the organizational documents of the Trust, (ii) conflict with or violate any law applicable to the Trust or by which any of its properties or assets is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any contract or other instrument or obligation to which the Trust is a party or by which the Trust or any of its properties or assets is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into or timely perform its obligations under this Ellison Guarantee.

5.2.            L. Ellison hereby represents and warrants to the Guaranteed Party that:

5.2.1.            he has all necessary power and authority and legal capacity to execute and deliver this Ellison Guarantee and to perform his obligations hereunder;

5.2.2.            he has, together with the Trust, and will continue to have, together with the Trust, for so long as this Ellison Guarantee is in effect, the financial capacity to pay and perform his obligations under this Ellison Guarantee, taking into account his and the Trusts’ obligations hereunder and all of his and the Trusts’ other obligations, and all funds necessary for him and the Trust to fulfill their obligations under this Ellison Guarantee (including the Guaranteed Obligations) shall be available to him or the Trust for so long as this Ellison Guarantee shall remain in effect in accordance with Section 8 hereof;

5.2.3.            the execution, delivery and performance by L. Ellison of this Ellison Guarantee has been duly and validly authorized by all necessary action and do not contravene any applicable law or any material contractual restriction binding on him or his assets;

5.2.4.            all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental entity necessary for the due execution, delivery and performance of this Ellison Guarantee by L. Ellison have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this Ellison Guarantee;

5.2.5.            this Ellison Guarantee has been duly and validly executed and delivered by L. Ellison and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of L. Ellison enforceable against him in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity); and

5.2.6.            the execution and delivery of this Ellison Guarantee by L. Ellison does not, and the performance of this Ellison Guarantee by L. Ellison will not, (i) conflict with or violate any law applicable to him or by which any of his properties or assets is bound or affected or (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any contract or other instrument or obligation to which L. Ellison is a party or by which L. Ellison or any of his properties or assets is bound or affected, except, with respect to each of the foregoing clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, materially affect his ability to enter into or timely perform its obligations under this Ellison Guarantee.

5.3.            Each of the Guarantors covenants and agrees that it will not sell, pledge, assign, transfer, dispose of or encumber its assets in any manner that would or would reasonably be expected to adversely impact its ability to perform its obligations hereunder, including payment of the Guaranteed Obligations. Without limiting the generality of the foregoing, L. Ellison covenants and agrees that he will not revoke the Trust or otherwise take any action with the intent of avoiding payment or performance of the Guaranteed Obligations in accordance with the terms of this Ellison Guarantee.

6.	NO ASSIGNMENT.

6.1.            Neither of the Guarantors nor the Guaranteed Party may assign or delegate, as applicable, its respective rights, interests or obligations hereunder, in whole or in part, to any other person (whether by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of assignment by a Guarantor) or the Guarantors (in the case of assignment by the Guaranteed Party). Any assignment or delegation in breach of this Section 6.1 shall be null and void and of no force and effect.

7.	NOTICES.

7.1.            Any notice or other communication required or permitted to be delivered to any party under this Ellison Guarantee shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto); provided, that in each case, the notice or other communication is sent to the physical address or email address set forth below:

if to the Guarantors:

The Lawrence J. Ellison Revocable Trust u/a/d 1/22/88, as amended

c/o Lawrence Investments, LLC

101 Ygnacio Valley Rd., Suite 320

Walnut Creek, CA 94596

Attention: Paul T. Marinelli

Email: ptm@lawrenceinv.com and copy to notices@lawrenceinv.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americans

New York, NY 10020

Attention:              Ian Nussbaum; Max Schleusener; Rick Offsay

Email:	Ian.Nussbaum@lw.com; Max.Schleusener@lw.com; Rick.Offsay@lw.com

and to:

Cravath, Swaine & Moore LLP
Two Manhattan West

375 Ninth Avenue
New York, NY 10001
Attention:              Faiza Saeed; Daniel Cerqueira; Claudia Ricciardi; Alexander Greenberg;

Minh Van Ngo

Email:                      fsaeed@cravath.com; dcerqueira@cravath.com; cricciardi@cravath.com;

agreenberg@cravath.com; mngo@cravath.com

if to the Guaranteed Party:

Warner Bros. Discovery, Inc.
[Address Line 1]
[Address Line 2]
Attention:	[●]
Telephone:	([●]) [●]-[●]
Email:	[●]

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention:	Jonathan E. Levitsky Gordon S. Moodie Katherine D. Taylor Erik J. Andren
Email:	jelevitsky@debevoise.com gsmoodie@debevoise.com ketaylor@debevoise.com ejandren@debevoise.com and to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Andrew J. Nussbaum Karessa L. Cain
Email:	ajnussbaum@wlrk.com klcain@wlrk.com

8.	CONTINUING GUARANTEE.

8.1.            Unless terminated pursuant to this Section 8, this Ellison Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Guaranteed Obligations have been indefeasibly paid and satisfied in full, at which time this Ellison Guarantee shall terminate and the Guarantors shall have no further obligations under this Ellison Guarantee. Notwithstanding the foregoing, or anything express or implied in this Ellison Guarantee or otherwise, this Ellison Guarantee shall terminate and the Guarantors shall have no further obligations under or in connection with this Ellison Guarantee as of the earliest of: (a) the consummation of the Closing in accordance with the Merger Agreement or the payment of the Guaranteed Obligations specified in Section 1.1.1; and (b) ninety (90) days following the valid termination of the Merger Agreement in accordance with its terms (provided, that, in the event that the Guaranteed Party or any of its respective affiliates, successors or assigns (or any agent or representative on their behalf) shall have commenced a Proceeding against a Guarantor in accordance with this Ellison Guarantee or against Paramount or Merger Sub in accordance with the Merger Agreement alleging that the Guarantors, Paramount or Merger Sub (as applicable) are liable for any portion of the Guaranteed Obligations, then this Ellison Guarantee shall not terminate pursuant to this clause (b) until the earlier to occur of (x) entry of a final, non-appealable order of a court of competent jurisdiction discharging the Guarantors, Paramount or Merger Sub (as applicable) of any such Guaranteed Obligations and the payment by the Guarantors, Paramount or Merger Sub (as applicable) to the Guaranteed Party of all amounts payable by the Guarantors pursuant to such order or agreement and (y) a mutual written agreement between the Guarantors and the Guaranteed Party terminating the obligations of the Guarantors under this Ellison Guarantee).

9.	NO RECOURSE.

9.1.            The Guaranteed Party acknowledges the separate existence of Paramount and Merger Sub, and that no additional funds are expected to be contributed to Paramount or Merger Sub unless and until the Closing occurs or the Regulatory Termination Fee becomes due and payable. Notwithstanding anything that may be expressed or implied in this Ellison Guarantee to the contrary, by its acceptance of this Ellison Guarantee, the Guaranteed Party acknowledges, covenants and agrees this Ellison Guarantee may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Ellison Guarantee, or any instrument or other document delivered pursuant to this Ellison Guarantee or the Transactions, may only be brought against the persons expressly named as parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein or therein with respect to such party.

9.2.            For the avoidance of doubt, nothing in this Ellison Guarantee shall prohibit the Guaranteed Party from pursuing both a grant of specific performance or other equitable relief pursuant to, and in accordance with the terms of, the Merger Agreement and the payment of the Guaranteed Obligations or other monetary damages that may be available thereunder (subject to the limitations set forth therein); provided, that, in no event shall the Guaranteed Party be entitled to both (x) a grant of specific performance of the obligation to consummate the Transactions contemplated by Merger Agreement that results in the Closing and (y) payment of the Regulatory Termination Fee, as appliable. This Section 9 shall survive the termination of this Ellison Guarantee.

10.	Regulatory cooperation

10.1.            Each Guarantor shall (i) use its reasonable best efforts to make any necessary filings with or submissions to, or supply information or documentation to, Governmental Entities in connection with the filings, notices and reports as required by the Merger Agreement and (ii) furnish the Guaranteed Party any reasonable assistance, including making any necessary filings with or submissions to, or supplying information or documentation to, Governmental Entities, as the Guaranteed Party may request in connection with the Transactions.

10.2.            No Guarantor shall acquire, or propose, announce an intention, enter into any agreements, agree or otherwise make a commitment to acquire, any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise, that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

11.	GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

11.1.            This Ellison Guarantee and any disputes relating to or arising in connection with this Ellison Guarantee shall be governed by the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware, including 10 Del. C. § 8106(c), will control the interpretation and construction of this Ellison Guarantee.

11.2.            Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and any appellate court from any thereof, in connection with any matter based upon or arising out of this Ellison Guarantee or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the applicable laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

11.3.            TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING RELATING TO, ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS ELLISON GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHICH WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.	COUNTERPARTS.

12.1.            This Ellison Guarantee may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

13.	THIRD PARTY BENEFICIARIES.

13.1.            This Ellison Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Ellison Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

14.	MISCELLANEOUS.

14.1.            This Ellison Guarantee, together with the Merger Agreement, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Ellison Guarantee, and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies whatsoever. No amendment, modification or supplement of this Ellison Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing. The Guaranteed Party and its affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of any of the Guarantors or any other person in connection with this Ellison Guarantee except as expressly set forth herein by the Guarantor. The Guarantors and their respective affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Ellison Guarantee except as expressly set forth herein by the Guaranteed Party.

14.2.            If any provision of this Ellison Guarantee shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Ellison Guarantee shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Ellison Guarantee so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions are consummated as originally contemplated to the greatest extent possible. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective affiliates and representatives not to assert, that this Ellison Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

14.3.            As used in this Ellison Guarantee, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (b) the use of the word “or” shall not be exclusive, (c) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Ellison Guarantee as a whole and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Ellison Guarantee and (d) when a reference is made in this Ellison Guarantee to a Section, such reference shall be to a Section of this Ellison Guarantee unless otherwise indicated. The section headings of this Ellison Guarantee are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Ellison Guarantee. In the event an ambiguity or question of intent arises, this Ellison Guarantee shall be construed as if drafted jointly by each of the parties hereto, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Ellison Guarantee.

14.4.            All parties acknowledge that each party and its counsel have reviewed this Ellison Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Ellison Guarantee.

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IN WITNESS WHEREOF, each Guarantor has duly executed this Ellison Guarantee (or caused this Ellison Guarantee to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

trust: THE LAWRENCE J. ELLISON REVOCABLE TRUST, U/A/D 1/22/88, AS AMENDED

Paul T. Marinelli, in his capacity as Co-Trustee of the Lawrence J. Ellison Revocable Trust, u/a/d 1/22/88, as amended

l. ellison: lawrence j. ellison

[Signature Page to Guarantee in favor of Warner Bros. Discovery, Inc.]

IN WITNESS WHEREOF, the Guaranteed Party has duly executed this Ellison Guarantee (or caused this Ellison Guarantee to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

GUARANTEED PARTY:

WARNER BROS. DISCOVERY, INC.

By:
Name:
Title:

[Signature Page to Guarantee in favor of Warner Bros. Discovery, Inc.]